Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Open Market Stock Repurchases

          COSTA MESA, Calif., Dec. 30 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), announced that it has been making periodic repurchases of its stock in the open market with the primary intention of using the repurchased shares for incentives for new and existing employees, thereby reducing the need of issuing new shares that would dilute shareholders’ equity.  The Company’s Board of Directors has authorized the Management of the Company to repurchase up to 61,500 shares, or 1.17% of the Company’s issued and outstanding common stock, of which 31,550 shares has been repurchased through the date hereof.  The repurchase authorization has and shall be conducted in accordance with Rule 10b-18 of the Securities and Exchange Act.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank is scheduled to open its fourth, fifth and sixth branches in Costa Mesa, Cypress and Newport Beach, California respectively, during the first and second quarter of 2006.  At September 30, 2005, we had total consolidated assets of $662.8 million, net loans of $572.6 million, total deposits of $324.6 million, and total consolidated stockholders’ equity of $49.3 million.  For more information see www.ppbi.net.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Executive Vice President/CFO
714-431-4000	714-431-4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                                                                12/30/2005
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          /Web site:  http://www.ppbi.net /
          (PPBI)